As filed with the Securities and Exchange Commission on November 3, 2005

Registration No. 333-79449

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	41-0231510
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

370 Wabasha Street North St. Paul, Minnesota	55102
(Address of Principal Executive Offices)	(Zip Code)

ECOLAB INC. 1997 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Lawrence T. Bell, Esq.

Senior Vice President, General Counsel and Secretary

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

(651) 293-2981

(Name, address and telephone number,

including area code, of agent for service)

EXPLANATORY NOTE

(All share amounts stated in the paragraph below have been adjusted for a 2 for 1 stock split on June 6, 2003.)

On May 27, 1999, we filed our Registration Statement on Form S-8, File No. 333-79449, relating to 12,000,000 shares of our common stock (including associated preferred stock purchase rights) under the Ecolab Inc. 1997 Stock Incentive Plan (the “1997 Plan”).    On August 9, 2002, we filed our Registration Statement on Form S-8, File No. 333-97927, relating to an aggregate of 14,200,000 shares under the Ecolab Inc. 2002 Stock Incentive Plan (the “2002 Plan”).  The 14,200,000 shares included 12,000,000 shares under the 2002 Plan, plus 2,200,000 shares then remaining under the 1997 Plan.  A Post-Effective Amendment No. 1 was filed to deregister the 2,200,000 shares from the 1997 Plan included on the Registration Statement for the 2002 Plan.

Subsequent to the Post-Effective Amendment No. 1, an additional 1,405,378 shares of our common stock previously reserved for issuance under the 1997 Plan became available for the 2002 Plan and on May 17, 2004, we filed our Registration Statement on Form S-8, File No. 333-115568 to register such additional 1,405,378 shares for issuance under the 2002 Plan and a Post-Effective Amendment No. 2 to deregister the 1,405,378 shares under the 1997 Plan.

Also, subsequent to the Post-Effective Amendment No. 2, an additional 271,698 shares of our common stock previously reserved for issuance under the 1997 Plan have become available for the 2002 Plan.  On November 3, 2005, we filed our Registration Statement on Form S-8, File No. 333-129428, registering these 271,698 shares for issuance under the 2002 Plan.  We are filing this Post-Effective Amendment No. 3 to deregister the 271,698 shares under the 1997 Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on November 3, 2005.

ECOLAB INC.

By:	/s/ Douglas M. Baker, Jr.
Douglas M. Baker, Jr.
President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement has been signed on November 3, 2005 by the following persons in the capacities indicated.

Signature	Title

/s/ Douglas M. Baker, Jr.	President and Chief Executive Officer (principal
Douglas M. Baker, Jr.	executive officer and Director)

/s/ Steven L. Fritze	Executive Vice President and Chief Financial
Steven L. Fritze	Officer (principal financial officer)

/s/ Daniel J. Schmechel	Vice President and Controller (principal
Daniel J. Schmechel	accounting officer)

/s/ Timothy P. Dordell	Directors
Timothy P. Dordell, as attorney-in-fact for Leslie S. Biller, Jerry A. Grundhofer, Stefan Hamelmann, James J. Howard, Joel W. Johnson, Ulrich Lehner, Jerry W. Levin and Robert L. Lumpkins

Directors not signing: Richard U. De Schutter, Beth M. Pritchard, Kasper Rorsted and Allan L. Schuman

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